Exhibit (h)(55)

EXECUTION COPY

AMENDMENT TO Transfer agenCY SERVICES AGREEMENT

THIS AMENDMENT TO TRANSFER AGENCY SERVICES AGREEMENT (this “Amendment”) is made as of December 14, 2023 by and between BROWN BROTHERS HARRIMAN & CO., a New York limited partnership (“BBH&Co.”) and EXCHANGE TRADED CONCEPTS TRUST, a Delaware statutory trust (the “Trust” on behalf of each series listed on Appendix A (sometimes referred to as Schedule A) to the Agreement. All capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

WHEREAS, BBH&Co. and the Trust are parties to an Transfer Agency Services Agreement dated as of September 28, 2009, as amended (the “Agreement”); and

WHEREAS, in accordance with Section 16 of the Agreement, the parties desire to amend the Agreement to as described below.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, each of the parties hereto hereby agree as follows:

1.        Appendix A to the Agreement is hereby deleted in its entirety and replaced with the Appendix A attached hereto.

2.        As amended hereby, all terms and provisions of the Agreement are hereby ratified and affirmed as of the date hereof and are hereby extended to give effect to the terms hereof.

3.        This Amendment, together with the Agreement, constitutes the entire agreement of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect hereto. Except as expressly modified hereby, the Agreement shall continue in full force and effect in accordance with its terms and conditions.

4.        This Amendment may be executed in any number of counterparts each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.

5.        This Amendment shall be construed in accordance the governing law and exclusive jurisdiction provisions of the Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned parties has executed this Amendment to the Agreement effective as of the date first above written.

BROWN BROTHERS HARRIMAN & CO.

By:	/s/ Hugh Bolton
Name:	Hugh Bolton
Title:	Principal
Date:	15 December 2023

EXCHANGE TRADED CONCEPTS trust

By:	/s/ J. Garrett Stevens
Name:	J. Garrett Stevens
Title:	President
Date:	December 14, 2023

APPENDIX A

TO

TRANSFER AGENCY SERVICES AGREEMENT

Dated as of December 14, 2023

The following is a list of Funds/Portfolios that BBH provides services for under the Transfer Agency Services Agreement dated as of September 28, 2009:

EMQQ Emerging Markets Internet & Ecommerce ETF

Vesper US Large Cap Short-Term Reversal Strategy ETF

Nifty India Financials ETF

Bitwise Crypto Innovators ETF

FMQQ The Next Frontier Internet & Ecommerce ETF

India Internet & Ecommerce ETF

Range Nuclear Renaissance Index ETF

Range Global Coal Index ETF

Range Global LNG Ecosystem Index ETF

Range Global Offshore Oil Services Index ETF

EXCHANGE TRADED CONCEPTS TRUST

By:	/s/ J. Garrett Stevens
Name:	J. Garrett Stevens
Title:	President